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            Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A special meeting of shareholders of Bond Debenture Portfolio was held on November 5, 2015. The special meeting was held for shareholders of the Fund to vote on the following matters:

       1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

       2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Bond Debenture Portfolio    69,263,818   3,661,507   5,045,708        0

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Bond Debenture Portfolio    69,233,160   3,660,369   5,077,504        0

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Bond Debenture Portfolio    71,795,360   1,634,973   4,540,700        --